UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2010

GLOBAL WATER ASSET CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Utah

(State or Other Jurisdiction of Incorporation)

000-51075	20-0919460
(Commission File Number)	(IRS Employer Identification No.)

1170, Place du Frere-Andre, 2 e etage Montreal, Quebec, H3B 3C6 Canada
(Address of Principal Executive Offices)

514-518-0614

(Registrant’s Telephone Number, Including Area Code)

P.O. Box 3011, Point Claire, Quebec, Canada H9R 4P3

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 12, 2010, the sole director of the registrant appointed Andre Rochette and Shelley Goff as directors of the registrant.  As a result, the current Board of Directors of the registrant is comprised of Michel Pelletier, Andre Rochette and Shelley Goff.

The current officers of the Company are:

Michel Pelletier- Chief Executive Officer/President

Andre Rochette – Secretary/Treasurer and Chief Financial Officer.

Item 8.01 Other Events.

Effective August 13, 2010, the Board of Directors of Registrant adopted resolutions approving an increase in the number of shares of its common stock authorized from 70,000,000 to 300,000,000 and an increase from 5,000,000 to 10,000,000 in the number of shares of preferred stock authorized. On August 13, 2010, the Board of Directors also adopted resolutions approving the change the registrant’s domicile from the State of Utah to the State of Delaware.  Shareholder approval is required for both of such actions.  The Board of Directors elected to obtain shareholder approval by written consent of shareholders in lieu of a meeting of shareholders. The written consent process was believed to be a less costly and more efficient method of obtaining shareholder approval for the proposals.   If the change of domicile is completed, the increase capital proposal will be effected through the change of the registrant’s domicile.  The change of domicile will be effected through a reincorporation merger with a wholly-owned subsidiary of the registrant.

If the change of domicile to Delaware is not completed, the increased capital proposal will be effected by amending the registrant’s Articles of Incorporation in the State of Utah.

The registrant will, prior to effecting the increased capital proposal and the change of domicile proposal, file an Information Statement with the Securities and Exchange Commission and distribute it to all of its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 17, 2010	GLOBAL WATER ASSET CORPORATION

By: /s/ Michel Pelletier
Chief Executive Officer and Director

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